UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 23, 2005
Date of Report (Date of earliest event reported)

TERRACE VENTURES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50569	91-2147101
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

810 Peace Portal Drive, Suite 202,
Blaine, WA	98230
(Address of principal executive offices)	(Zip Code)

(360) 332-1752
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Effective on November 23, 2005, Terrace Ventures Inc. (the “Company”) entered into an agreement to acquire on a private placement basis 760,000 shares of common stock of Sporg Corporation (“Sporg”), a Nevada corporation, at a price of $0.65 US per share. Sporg is engaged in the internet registration services business. The Company acquired the shares for investment purposes and are considering acquiring additional shares of Sporg in the future.

SECTION 3 – SECURITIES AND TRADING MARKETS

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Effective on November 23, 2005, the Company issued 500,000 shares of its common stock at a price of $1.00 per share to a subscriber as part of a private placement of 1,000,000 shares of the Company’s common stock approved by the Company’s director. The Company plans to complete the balance of the private placement by December 31, 2005. There is no assurance that the balance of this private placement will be completed. These shares were issued pursuant to the exemptions to registration contained in Regulation S promulgated under the Securities Act of 1933 on the basis of representations made by the subscriber that the subscriber was not a “U.S. person”, as that term is defined under Regulation S, and that the subscriber was not acquiring those shares for the account or benefit of a U.S. person.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02	DEPARTURES OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Effective November 23, 2005, Ryan S. McCleery has resigned as a member of the Board of Directors and as the Chief Financial Officer, Secretary and Treasurer of the Company. There was no disagreement between Mr. McCleery and the Company regarding any matter relating to the Company’s operations, policies or practices.

In place of Mr. McCleery, Gordon F. Burley, the Company’s President, Chief Executive Officer and a member of the Company’s Board of Directors, has been appointed as the Company’s Chief Financial Officer, Secretary and Treasurer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRACE VENTURES INC.

Date: November 28, 2005	By:	/s/ Gordon F. Burley

	Title:	GORDON F. BURLEY
President and Chief Executive Officer